As filed with the Securities and Exchange Commission on
                October 10, 2001   Reg. No. 33


             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
          _________________________________________
                          FORM S-8
                   REGISTRATION STATEMENT
                            UNDER
                 THE SECURITIES ACT OF 1933
             ___________________________________
            INTERNATIONAL AUTOMATED SYSTEMS, INC.
   (Exact name of registrant as specified in its charter)

     Utah                                    87-0447580
(State or other jurisdiction of            (I.R.S. Employer
incorporation or organization)            Identification No.)

                      326 North SR 198
                      Salem, Utah 84653
                       (801) 423-8132
          (Address of principal executive offices)
      ________________________________________________

             ADVISORY AND CONSULTING AGREEMENTS
                    (Full title of plan)
              ________________________________

                      Neldon P. Johnson
                      President and CEO
                      326 North SR 198
                      Salem, Utah 84653
           (Name and address of agent for service)
                       (801) 423-8132
(Telephone number, including area code of agent for service)

                          Copy to:
                      The Baum Law Firm
                     Mark L. Baum, Esq.
                 City National Bank Building
                    4274 Executive Square
                   Second Floor, Suite 210
                 La Jolla, California 92037
                       (858) 638-7878

               CALCULATION OF REGISTRATION FEE
------------------------------------------------------------
                        Proposed    Proposed
Title of    Amount to   maximum     maximum      Amount of
securities  be          offering    Aggregate    Registrati
to be       Registered  price       offering     on fee
registered              per share   Price
------------------------------------------------------------
Common
Stock       150,000     $1.44       $216,000     $54.00
(no par
value)

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities
Act of 1993.

/1/

                           PART I

    INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*Information required by Part 1 to be contained in the
Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities
Act of 1933 and the Note to Part I of Form S-8.

/2/

                           PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by International
Automated Systems, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (a) the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2001 and June 30, 2000;

     (b) all other reports filed by the Company pursuant to
Section 13(a) or Section 15 (d) of the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), since June 30,
2001 through the date hereof;

     (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Company's indemnification policy covering officers and directors, as contained in the by-laws, provides that the Company may indemnify at its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The
Company may purchase indemnification insurance for officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Experts

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended June 30, 2001 have been audited by Hansen, Barnett & Maxwell, certified public accounts, as set forth in their report thereon included therein and incorporated herein by reference. Reference is made to said report,

/3/

which includes explanatory paragraphs that describe the Company's ability to continue as a going concern, discussed in the notes to the Company's Consolidated Financial
Statements. Such financial statements are incorporated herein in reliance upon the reports of Hansen, Barnett &
Maxwell, pertaining to such financial statements (to the extent filed with the Commission) given upon the authority of such firm as experts in giving such reports.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

     The Exhibits to this registration statement are listed in the index to Exhibits on page 9.

Item 9. Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933:

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

/4/

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

/5/
                         SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of American Fork, State of Utah on October 8, 2001.

                            INTERNATIONAL AUTOMATED SYSTEMS, INC.



                            By   /s/   Neldon P. Johnson
                            --------------------------------------
                            Neldon P. Johnson, President & CEO


                      POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Baum, each of them acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to al intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date
---------                     -----                         ----

/s/ Neldon P. Johnson         Chairman of the Board     October 10, 2001
-----------------------       of Directors and Chief
Neldon P. Johnson             Executive Officer

/s/ LaGrand Johnson           Director                  October 10, 2001
-----------------------
LaGrand Johnson

/s/ Christopher J. Taylor     Director                  October 10, 2001
-------------------------
Christopher J. Taylor

/s/ S. Curtis Snow            Director                  October 10, 2001
-------------------------
S. Curtis Snow


/6/


                      INDEX TO EXHIBITS



     Exhibit                              Sequentially
     No.               Description        Numbered Pages
     -------           -----------        --------------

     4.1        Advisory and Consulting Agreements

     5.1        Opinion of Counsel, regarding the legality of the
                 securities registered hereunder.

     23.1       Consent of Hansen, Barnett & Maxwell.

     23.2       Consent of Counsel (included as part of Exhibit 5.1)

     24         Power of Attorney (Contained within Signature Page)


     /7/


Exhibit 4.1    Advisory and Consulting Agreement


                         Number of Shares and Options

     4.1(a)                       100,000

     4.1(b) Other Consultants      10,000
                                   40,000

/8/

Exhibit 4.1(a)

                    CONSULTING AGREEMENT

This Consulting Agreement (the "Consulting Agreement") is made as of this October 5, 2001 by and between Barry R. Clark (hereinafter referred to as "Consultant"), an individual, having his principle address at 4182 H. Mount Alifan Place, San Diego, California 92111 and International Automated Systems (hereinafter referred to as the "Company") with offices at 326 North SR 198, Salem, Utah 84653.

                         WITNESSETH

WHEREAS, the Company requires and will continue to require consulting services relating management, strategic planning and marketing in connection with its business; and

WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1.   APPOINTMENT.

     The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

     2.   TERM.

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate 100 days hence, unless terminated or extended in accordance with a valid provision contained herein, or unless extended by a subsequent agreement between the parties.

     3.   SERVICES.

     During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its and his overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

          (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

          (b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

          (c)  Advise the Company relative to the
recruitment and employment of key executives consistent with the expansion of operations of the Company;

          (d) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

/9/

          (e)  Advice and recommendations regarding
corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.

     4.   DUTIES OF THE COMPANY.

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

     5.   COMPENSATION.

     Upon the execution of this Agreement, Company agrees to pay Consultant the following as consideration for the services rendered under this Agreement:

          (a) Within 10 days of the execution of this Agreement, the Company shall execute a written request to its transfer agent to prepare and deliver to Consultant, or its agent, a common stock certificate for 100,000 shares of freely tradable, non-legend, International Automated Systems Corporation equity.
(Also see Section 5.5a).

          (b) The Compensation outlines in Section 5a above shall be effected through an effective S-8 Registration of shares, to be filed and made effective within 10 days of the execution of this Agreement.

     5.5  COSTS AND EXPENSES

          (a)  Legal Fees.

               The Company further agrees to compensate The Baum Law
Firm PC ("TBLF") in the amount of 10,000 common shares of freely tradable, non-legend, International Automated Systems Corporation stock in consideration of the legal work contemplated under Section 5b of this Agreement. These shares shall be registered in the same S-8 Registration provided for in the above Section 5b.

          (b)  Miscellaneous Costs.

          Subject to the prior approval of the Company, Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges. Consultant shall provide the Company with a detailed accounting of monthly expenses related to the Agreement. Payment for these expenses shall be made to Consultant within 15 days after submission to the Company.

     6.   REPRESENTATION AND INDEMNIFICATION.

     The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

/10/

     7.   MISCELLANEOUS.

     Termination: Subsequent to no less than 90 days after the execution of this Agreement, this Agreement may be terminated by either Party upon written notice to the other
Party for any reason and shall be effective five (5) business days from the date of such notice. Termination of this Agreement shall cause Consultant to cease providing services under this Agreement; however, termination for any reason whatever, shall not decrease or eliminate the compensatory obligations of the Company as outlines in
Section 5 of this Agreement.

     Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

     Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

     Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

     Assignment: The Options under this Agreement are assignable at the discretion of the Consultant.

     Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego, CA.
The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

/11/


                       SIGNATURE PAGE


     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

International Automated Systems    CONSULTANT


/s/ _________________________________   /s/__________________________
Neldon P. Johnson                       Barry Clark
President and Chief Executive Officer   Agent for Consultant


                                   ATTORNEY FOR CONSULTANT


                                   /s/___________________________
                                   Mark L. Baum
                                   The Baum Law Firm

/12/



                                                     Exhibit 5.1

                    The Baum Law Firm PC
                        Mark L. Baum
                       Attorney at Law
                 City National Bank Building
                    4275 Executive Square
                   Second Floor, Suite 210
                 La Jolla, California 92037
         Office: (858) 638-7878  Fax: (858) 638-7888



October 8, 2001

International Automated Systems

Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

     I have acted as counsel for International Automated Systems (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 150,000 shares of the Company's common stock, $.001 par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreements, (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


_________________
Mark L. Baum, Esq.


/13/




Exhibit 23.1

HANSEN, BARNETT & MAXWELL
  A Professional Corporation
 CERTIFIED PUBLIC ACCOUNTANTS

                                                     (801) 532-2200
Member of AICPA Division of Firms                   Fax (801) 532-7944
      Member of SECPS                         345 East 300 South, Suite 200
Member of Summit International Associates    Salt Lake City, Utah 84111-2693




     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
International Automated Systems, Inc.


As independent certified public accountants, we hereby consent to the use of our report dated September 7, 2001, with respect to the financial statements of International Automated Systems, Inc. included in their annual report on Form 10-KSB filed on October 4, 2001 with the Securities Exchange Commission, and incorporated by reference into this Registrations Statement on Form S-8.




/s/ Hansen, Barnett & Maxwell
-----------------------------
Hansen, Barnett & Maxwell

Salt Lake City, Utah
October 10, 2001


/14/